Exhibit 3.1

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

DATAVAULT AI INC.

Datavault AI Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “Corporation”), does hereby certify that:

FIRST: The name of the Corporation is Datavault AI Inc.

SECOND: This Certificate of Amendment (this “Certificate of Amendment”) amends the provisions of the Corporation’s Certificate of Incorporation, as amended, and any amendments thereto (the “Certificate of Incorporation”), last amended by a certificate of amendment to the Certificate of Incorporation filed with the Secretary of State on September 25, 2025.

THIRD: The first sentence of Article Fourth of the Certificate of Incorporation is hereby amended to read in its entirety as set forth below:

“Fourth: The total amount of stock that this corporation is authorized to issue is 2,020,000,000 shares, par value $0.0001 per share, of which 2,000,000,000 shares shall be common stock, par value $0.0001 per share, and 20,000,000 shares shall be designated as blank check preferred stock, par value $0.0001 per share (the “Preferred Stock”).”

FOURTH: This Certificate of Amendment was duly adopted in accordance with the provisions of Sections 212 and 242 of the General Corporation Law of the State of Delaware.

FIFTH: This Certificate of Amendment shall be effective as of the date written below.

SIXTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its officer thereunto duly authorized this 24th day of November, 2025.

[Signature Page Follows]

DATAVAULT AI INC.

By:	/s/ Nathaniel Bradley
Name: Nathaniel Bradley
Title: Chief Executive Officer